UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.        )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to 240.14a-12.

MOTIENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)   Title of each class of securities to which transaction applies:

(2)   Aggregate number of securities to which transaction applies:

(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)   Proposed maximum aggregate value of transaction:

(5)   Total fee paid:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid:

(2)   Form, Schedule or Registration Statement No.:

(3)   Filing Party:

(4)   Date Filed:

On March 9, 2006, Motient Corporation issued the following letter to its stockholders:

March 9, 2006

To Our Valued Shareholders:

Over the course of the past several months, we have undertaken several initiatives that we believe will create value for all Motient shareholders, and we wanted to take a few moments to update you on our progress.

Transaction Update
Last month, we updated you on our continuing efforts to unlock the value of MSV and TerreStar. We are currently pursuing multiple transactions, each of which we believe would further that goal. We are confident that the objective we set forth in that announcement – separate public vehicles for MSV and TerreStar – remains in the best interests of Motient shareholders. We believe that creating separate public vehicles for these two entities is the best way to capture the inherent value of these assets, and we are focusing our resources on executing these transactions as quickly as possible. We will update you as appropriate.

Increased Shareholder Representation
For several months, our Nominating Committee has worked diligently to add highly qualified independent directors to our Board. To that end, we are very pleased that David Grain and David Meltzer, two highly regarded industry experts, have agreed to join our Board, effective February 28, 2006:

  David Grain is the founder of Grain Capital, a private equity and venture capital firm that invests primarily in the wireless telecommunications sector. Previously, he served as President of Global Signal Inc., formerly known as Pinnacle Towers, one of the largest independent wireless communications tower companies in North America.

  David Meltzer is currently the Senior Vice President for International Services for the American Red Cross. He previously served as General Counsel and Executive Vice President for Regulatory Affairs for INTELSAT, the world’s largest satellite communications company.

Both new directors possess a wealth of industry knowledge and experience, as well as an independent perspective that will be invaluable as we move forward with our strategic plan. Moreover, the work of the Nominating Committee is not yet done, and we hope to appoint additional independent directors to the Board in the coming weeks.

Dondero—No Pathway to Value
As you are likely aware, James Dondero resigned his position on Motient’s Board of Directors, effective February 14, 2006. Given Mr. Dondero’s hostile dealings with fellow Board members, history of aggressive actions in connection with his investments and his well-documented use of litigation, including his involvement in numerous lawsuits over the last few years, his resignation from the Board was neither unexpected nor unwelcome.

In fact, Mr. Dondero’s efforts to drag Motient into costly, distracting and time consuming litigation is both entirely consistent with his past practices and, in our view, entirely inconsistent with his fiduciary responsibilities as a Board member. Indeed, as set forth in Motient’s lawsuit against Mr. Dondero, it appears that Mr. Dondero utilized his time on the Board to gather proprietary information about the Company’s plans and share it selectively with investors. In addition, despite repeated requests, Mr. Dondero has refused to cooperate with an official investigation of his actions, from the time they were brought to the Company’s attention until the present day. Candidly, we believe the Board of Directors and the Company are strengthened by his resignation.

While Mr. Dondero has neither presented a strategic plan for the Company nor publicly stated his specific intentions with regard to the Company, he has proposed a slate of hand-picked director nominees for Motient’s Board, one of whom works for him at Highland Capital (Mr. Dondero’s firm), and two of whom are more associated with companies undergoing restructurings than they are with companies in our industry, or at our stage of development.

Fortunately, Mr. Dondero’s departure from the Board has allowed us to add Messrs. Grain and Meltzer, two qualified and respected industry executives. Unfortunately, we expect that Mr. Dondero’s efforts could drag Motient into further litigation and a possible proxy contest, which will be costly to Motient and its shareholders, and distracting and time-consuming for your Board and management.

We are proud of the progress the Company has made under its current leadership. Since the start of 2004, our market capitalization has grown over ten-fold and our stock price increased by over 400%. However, we are not satisfied to stand on our past achievements. With our recent Board additions and our continuing work on the transactions described above, we have demonstrated our ongoing commitment to create value for all of our shareholders. We thank you for your continued support.

Sincerely,

Christopher Downie
Executive Vice President and
Chief Operating Officer

Motient Corporation and its directors and executive officers may be deemed to be participants in the solicitation of proxies or consent revocations from stockholders of Motient. Information regarding the names of Motient’s directors, executive officers and their respective interests in Motient by security holdings or otherwise is set forth in Motient’s proxy statement relating to the 2005 annual meeting of stockholders, which may be obtained free of charge at the SEC’s website at www.sec.gov and Motient’s website at www.motient.com.

Motient Corporation intends to file a Proxy Statement or Consent Revocation Statement on Schedule 14A with the SEC. Investors and security holders are advised to read Motient’s Proxy Statement or Consent Revocation Statement, when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement or the Consent Revocation Statement on Schedule 14A (when filed) free of charge at the SEC’s website at www.sec.gov. Motient Corporation also will provide a copy of these materials without charge on its website at www.motient.com.

Statement Under the Private Securities Litigation Reform Act:

With the exception of any historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, which could cause actual results or revenues to differ materially from those contemplated by these statements.